EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation 1410 Millwood Road McKinney, Texas 75069 972-562-9473	PRESS RELEASE For Immediate Release	July 20, 2004 Contact: Frank J. Bilban Vice President & CFO

ENCORE WIRE ANNOUNCES STOCK DIVIDEND

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced that the stockholders of the Company at a special meeting thereof approved an amendment to its Certificate of Incorporation to increase the authorized shares of common stock of the Company from 20,000,000 to 40,000,000. Following the special meeting of stockholders, the Company’s Board of Directors declared a 3-for-2 stock split to be paid as a dividend on the Company’s common stock. The stock dividend is payable August 16, 2004 to stockholders of record at the close of business on August 6, 2004. No fractional shares will be issued in connection with the stock split; each stockholder of the Company entitled to receive a fraction of a share of common stock as a result of the stock split will be entitled to receive a cash payment in lieu of any such fraction of a share. If a stockholder is contemplating a sale from the record date through the payment date, he should consult his broker or other financial advisor as to his entitlement to the shares to be issued.

Vincent A. Rego, Chairman and Chief Executive Officer of Encore Wire Corporation, said, “These actions were taken to improve the marketability of our stock and broaden stockholder participation in our future growth.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.